EXHIBIT 11

                NATIONAL INSTRUMENTS CORPORATION AND SUBSIDIARIES

                STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)

                                                   Years Ended December 31,
                                              ----------------------------------
                                                 2001        2000        1999
                                              ----------  ----------  ----------
Net income.................................    $ 36,402    $ 55,157    $ 45,248
                                              ==========  ==========  ==========
Basic earnings per share...................    $   0.72    $   1.10    $   0.91
                                              ==========  ==========  ==========
Weighted average shares
 outstanding-basic.........................      50,910      50,332      49,776
                                              ==========  ==========  ==========
Diluted earnings per share.................    $   0.68    $   1.03    $   0.87
                                              ==========  ==========  ==========
Weighted average shares
 outstanding-diluted.......................      53,651      53,564      52,203
                                              ==========  ==========  ==========
Calculation of weighted average shares:
    Weighted average common stock
     outstanding-basic.....................      50,910      50,332      49,776
    Weighted average common stock options,
     utilizing the treasury stock method...       2,741       3,232       2,427
                                              ----------  ----------  ----------
Weighted average shares
 outstanding-diluted.......................      53,651      53,564      52,203
                                              ==========  ==========  ==========